PRESS RELEASE                           Life Sciences Research, Inc.
                                        (NASDAQ OTCBB: LSRI)
                                        Mettler Road, P. O. Box 2360
                                        East Millstone, NJ  08875

                                        For Further Information:
                                        Richard Michaelson
                                        Phone:   US: (732) 873-2550
                                        e-mail: LifeSciencesResearch@LSRinc.net


IMMEDIATE RELEASE

March 28, 2002


                       LSR COMPLETES SALE OF APPROXIMATELY
                  5.1 MILLION SHARES OF VOTING COMMON STOCK IN
                          PRIVATE PLACEMENT TRANSACTION

East Millstone, New Jersey, March 28, 2002 - Life Sciences Research, Inc. ("LSR") announced today that it has completed the sale of 5,085,334 shares of its voting common stock in a private placement transaction at a sale price of $1.50 per share. The proceeds from the sale will be used to reduce debt, to pay transaction costs and for general corporate purposes.

The voting common stock issued in the private placement has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Life Sciences  Research,  Inc. is one of the world's leading  Contract  Research
Organizations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. LSR operates research facilities in the United States and the United Kingdom.

This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control.


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